INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL COMMENTS ON OUTLOOK
FOR THE SECOND QUARTER OF 2004

St. Louis, Missouri, June 3, 2004 – Furniture Brands International (NYSE: FBN) announced today it expects second quarter 2004 sales and net earnings to be lower than previously expected, and second quarter net earnings per common share on a diluted basis to be in the $0.37 to $0.39 range.

W.G. (Mickey) Holliman, Chairman and Chief Executive Officer, said, “In April, we announced that order trends had been generally positive through the first quarter of 2004, with business trending stronger at our upper-end companies – Thomasville, Drexel Heritage and Henredon – though less strong at the middle price companies – Broyhill and Lane. At the same time, we said we were concerned about the effects increasing energy costs, and uncertainties in the financial markets and in international matters might have on all of our companies. Recent incoming order trends and weakened retail activity throughout our industry have borne out these concerns.

“Notwithstanding the strong order activity in the first quarter and highly successful results from the April Home Furnishings Market, we have recently seen substantially weaker demand levels at each of our operating companies. While we had hoped the improved business conditions earlier in the year would be sustainable, it now appears that a definite slowdown in consumer furniture buying is occurring. We currently expect second quarter 2004 shipments to be modestly below year-ago levels, and we project diluted net earnings per common share of $0.37-$0.39 in the second quarter, down from the $0.44 to $0.48 guidance given at the end of April. Both our current and our earlier guidance include the previously-announced approximately $0.04 per share costs attributable to the closing of two facilities at Drexel Heritage. Those plant closings are now underway and they should be substantially concluded by the end of the current quarter.”

Mr. Holliman concluded, “Furniture Brands has been and continues to transition itself, both in sourcing and in the realignment of its distribution, gaining greater control in both cases. We will continue our efforts, including the rationalization of our domestic manufacturing, to position the company for the longer term to achieve future sales and earnings growth objectives.”

“We will provide guidance with respect to the third quarter of this year at the time of the issuance of our second quarter results on July 28, 2004.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the second quarter of 2004 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.